Exhibit 10.14

COMMERCIAL LEASE

This lease, made the 17th day of March 2003 by and between Canvasback Real Estate & Investments LLC (“Lessor”), and Luna Innovations, Inc. (“Lessee”).

WITNESSETH

That Lessor, for and in consideration of the covenants and agreements hereinafter set forth and further consideration of the rent which Lessee agrees to pay, hereby leases and demises unto Lessee, and the Lessee hereby takes, accepts and rents from Lessor, the premises hereinafter set forth for the period, at the rental, and upon the terms and conditions hereinafter set forth:

1. Premises. The demised premises, description as follows:

8500 SF (+/-) of space at 705 Dale Avenue, Charlottesville, VA [$15.28/SF]

2. Existing Conditions. Lessee accepts premises in its condition, with the exception of latent detects, as of the execution of the lease, subject to the completion of all noted improvements and conditions of Exhibit ”A”. Lessee acknowledges that he has made whatever physical inspection of the premises he deems appropriate to ascertain the condition of the premise under this provision of the lease.

3. Permitted Uses and Manner of Use. Lessee shall use premises solely as: Office, research and laboratory space.

4. Term. The lease shall be for a term of five (5) years beginning on the first day of June 2003 and shall end at 12:00 noon on the 31st day of May 2008. Lessee shall have the option to extend the lease for one (1) additional term(s) of five (5) years at the same terms and conditions, with the same annual percentage of increase.

5. Rent.

	Month	Annual
Year l	$10,820.00	$129,840.00
Year 2	$11,144.60	$133,735.20
Year 3	$11,479.00	$137,748.00
Year 4	$11,823.00	$141,882.00
Year 5	$12,178.20	$146,138.40

6. Common Area Maintenance. The Lessor shall maintain, in good and clean condition, the exterior common areas, including parking lot and sidewalks and shall provide a common dumpster for Lessee’s use and supply water and sewer services. Lessee shall reimburse expense of such common area maintenance in the amount of $.20 per SF of demised space per month ($141.66 per month).

7. Security Deposit. Upon execution of this lease, Lessee’s deposit with the Lessor in the amount of $10,820.00, and the amount previously designed as the deposit for demised premises at 701 Charlton Avenue shall be credited against deposit on these demised premises and held by Lessor as security for performance by the Lessee of all covenants, terms, conditions, and provisions required to be kept and performed by Tenant under this lease. Lessor may apply all or part of the security deposit to any unpaid rent or other charges due from Lessee, or to cure any other defaults of the Lessee. If the Lessor uses any part of the security deposit, Lessee shall restore the security deposit to its full amount with ten (10) days after the Lessor’s written request. Lessee’s failure to do so shall be a material default under this lease. No interest shall be paid on the security deposit. The Lessor shall not be required to keep the security deposit separate from its other accounts and no trust relationship is created with respect to the security deposit. Lessee shall not be entitled to apply the security deposit to any rent or other sum due under this lease. Following the expiration of the lease period, the final damage inspection of the premises in Section 13, and the correction of any damages, the Lessor will return the damage deposit to the Lessee minus the costs of any unrepaired damage or outstanding charges. As the request of the Lessor, Lessee agrees to provide additional security to the Lessor for the terms of the lease.

Lessee’s Guarantor: If required. If none, so state. None.

8. Late Fees. In the event the Lessor does not receive from Lessee any installments of rent within five (5) business days of the date for which such installment is due, a late fee of five percent (5%) of the monthly rent installment shall be due as additional rent. Any rental payment amounts, which are past due more than thirty (30) days shall bear interest at the rate of ten percent (10%) per year.

9. Cost of Enforcement of the Lease. Lessee hereby agrees to pay all reasonable costs, expenses, fees, and charges incurred by Lessor in enforcing by legal action or otherwise, any provisions, covenants, conditions of the lease including reasonable attorney’s fees, and Lessee hereby waives the benefit of any homestead or similar exemption laws with respect to the obligations of this lease.

10. Property Taxes. Lessor will be responsible for real estate property taxes on the building shell and those improvements provided by the Lessor under the terms of this lease. Lessee shall be responsible for all property and business taxes due on his business property, fixtures, materials, equipment and improvements to the premises made by the Lessee. If the property is not separately assessed, Lessee’s share of the real property tax payable shall be determined from the assessor’s worksheets or other reasonably available information. Lessor shall make a reasonable determination of the lessee’s proportionate share of such real property taxes, if any, and Lessee shall pay such share to the Lessor within fifteen (15) days of the Lessor’s written statement.

11. Improvements by Lessee. The Lessee shall have the right from time to time, to make such alterations and improvements to, and decoration of, the interior of the leased property as shall be reasonably necessary or appropriate for the conduct of Lessee’s business therein; provided that prior to the commencement of any such alterations or improvements the Lessee shall have submitted to Lessor plans in writing of the proposed alterations and/or improvements. If within fifteen (15) days after such plans are submitted by the Lessee to the Lessor for approval, Lessor shall not have given Lessee notice in writing of Lessor’s disapproval, stating the reasons for such disapproval, such plans and specifications shall be considered approved by Lessor. Any alteration, addition or improvement made by the Lessee after such consent shall have been given, and any fixtures which have been installed and which would damage the building if removed, shall at the Lessor’s option become the property of the Lessor upon the expiration or sooner termination of this lease, or at the Lessor’s option, with the property returned to its original condition.

In the event that the leasehold improvements by the lessee are extensive and at the option of the Lessor, the Lessor may require the Lessee to post a construction completion bond for the work. Such bond shall be released by the Lessor following satisfaction of all materials and labor suppliers as evidenced by lien waivers for the completed construction. Lessor requires that all plans for alterations or improvements to the property meet applicable building code and utility company requirements and shall fit with the overall aesthetics of the building, as determined by the Lessor.

12. Rules and Regulations. Lessee shall observe and comply with the rules and regulations hereinafter set forth which are made a part hereof, and with such other further reasonable rules and regulations Lessor may prescribe, on written notice to the Lessee for the safety, care and cleanliness of the building and adjacent areas for the comfort, quiet, safety and convenience of other occupants of the building.

13. Repairs and Maintenance. Lessee shall at its sole expense keep the interior of the premises in good working order and repair as it was at the commencement of this lease agreement, reasonable wear and tear expected. A walk through shall be made by representatives of Lessee and Lessor with ten (10) days of the commencement of this lease and a checklist shall be prepared which states the condition of all leased property. This checklist shall be signed by both representatives at the time of the walk through. Any repairs noted as required to be made by the Lessor shall be completed by the Lessor within a reasonable time. The second walk through shall be made immediately following the expiration of this lease and the vacation of the premises by the Lessee and any repairs noted as required by the Lessor. Lessee shall, in the usual occupancy of the premises, conform to all laws, orders and regulations of federal, state, municipal governments have jurisdiction and further agrees to maintain the interior of said leased premises in good and safe condition. Lessee shall not place equipment with a weight greater than 250 lbs. per square foot on the ground floor of the building of the property without the written consent of the Lessor and agrees to indemnify the Lessor for all damages resulting from the placement or moving of any such article.

Lessor agrees to maintain and keep in good repair the heating/cooling systems, plumbing, electrical, roof, the exterior of the building, the grounds, and the parking areas.

Lessee agrees to operate all heating/cooling systems, plumbing, and electrical systems in the building in accordance with their operating instructions if provided and consistent with normal operating for such systems.

14. Utilities and Services. Lessor shall pay for electric and HVAC service. Lessee shall reimburse Lessor for amount of electricity used. Lessor shall bill Lessee monthly based upon actual use readings of E-MON meter. Lessee shall pay for all other services, including removal of any waste materials, which are above the normal range of waste produced, or are hazardous in nature, in the course of a business day and any janitorial services.

15. Lessor’s Insurance. Lessor shall maintain property insurance on the building shell and general liability insurance for the building shell and premises.

16. Destruction by Casualty.

A. Lessee’s Responsibilities. Lessee shall not be responsible for the destruction or damage to the premises caused by fire, the elements, casualty or other cause, unless such damage or destruction is caused by the misuse or gross neglect of Lessee of Lessee’s agents, servants, visitors, licenses, equipment and/or supplies. Lessee shall notify the Lessor immediately in writing upon the occurrence of any damage to the property.

B. Restoration of Damaged Premises. If the property is only partially damaged and of the proceeds received by the Lessor from the insurance policies available are sufficient to pay for the necessary repairs, this lease shall remain in effect and the Lessor shall repair the property as soon as reasonably possible. Lessor may elect to repair any damage to the Lessee’s fixtures, equipment or improvements. If the insurance available to the Lessor is not sufficient to pay the entire cost of the repair, or if the cause of the damage is not covered by the insurance policies which the owner maintains, the Lessor may elect to either repair the damage as soon as possible, in which case the lease shall remain in full force and effect, or terminate the lease as of the date that the damage occurred. The Lessor shall notify the Lessee within thirty (30) days after receipt of notice of damage whether Lessor will repair the damage or terminate the lease. If the Lessor elects to repair the damage, and if damage is the result of the acts of omissions of the Lessee, then Lessee shall pay the Lessor the “deductible amount” (if any) under Lessor’s insurance policies, and of the damage was due to an act of omission of the Lessee, the difference between the actual cost of the repair and any insurance proceeds received by the Lessor. If the Lessor elects to terminate the lease, Lessee may elect to continue this lease in full force and effect, in which case Lessee shall repair any damage to the property. Lessee shall pay the cost of such repairs, except that, upon satisfactory completion of such repairs, the Lessor shall deliver to the Lessee any insurance proceeds received by the Lessor for the damage repaired by the Lessee. Lessee shall give Lessor written notice of election within ten (10) days after receiving Lessor’s notice of termination. If the damage to the property occurs during the last six (6) months of the lease term, the Lessor may elect to terminate this as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. In such event, Lessor shall not be obligated to repair or restore the property and the Lessee shall have no right to continue the lease. Lessor shall notify Lessee of its election within thirty (30) after receipt of notice of the occurrence of the damage.

C. Destruction of Premises. If the property is totally or substantially destroyed by any cause whatsoever, this lease shall terminate as of the date the destruction occurred and Lessor will return security deposit. The Lessor may elect to rebuild the property at Lessor’s own expense, in which case this lease shall remain in occurrence or total or substantial destruction. If the destruction was caused by an act or omission of the Lessee, Lessee shall pay the Lessor the difference on the costs of rebuilding and any insurance proceeds received by the Lessor.

D. Rent Abatement. If the property is damaged or destroyed and the Lessor or the Lessee repairs or restores the property pursuant to the provisions of this Article, the rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Lessee’s use of the property is impaired. Except for such possible reduction in rent, Lessee shall not be entitled to any compensation, reduction, or reimbursement from Lessor as a result of any damage, destruction, repair, or restoration of or to the property. Notwithstanding the foregoing provisions, in the event the leased property shall be damaged by fire or other insured casualty due to the fault or gross neglect of the Lessee, of the Lessee’s servants, employees, contractors, agents, visitors or licenses, then, without prejudicing any other rights and remedies of the Lessor, there shall be no apportionment or abatement of any rent. Consistent with the insurance requirements of this lease, Lessee shall obtain insurance to cover any damage to the premises caused by fire or other casualty due to the deliberate or gross negligent act of the Lessee of the Lessee’s agents, servants, employees, visitors or licensees.

17. Eminent Domain. If, the premises or any part thereof or any estate therein, or any other part of the building materially affecting Lessee’s use of the premises, be taken by virtue of eminent domain, this lease shall terminate on the date when title vests pursuant to such taking, and no additional rent shall be owing by Lessee from that date forward. Lessee shall not be entitled to any part of any award or any payment in lieu thereof; but Lessee may file a claim for Security Deposit any taking of fixtures and improvements owned by the Lessee with authority taking said property by virtue of eminent domain.

18. Insurance. Upon request by Lessor of occupancy, the Lessee shall provide Lessor with verification from Lessee’s insurance company showing compliance with the requirement that he obtain insurance coverage and shall maintain such insurance coverage necessary to cover the value of Lessee’s property located on or about the demised premises. Lessee agrees that Lessor shall not be responsible for any damage to Lessee’s property located on or about the demised premises caused by fire, water, or other casualty. Lessee shall maintain in force insurance against liability for personal injury and/or property damage with limits of no less than $500,000 per occurrence. All insurance required by this paragraph 18 shall be carried in favor of Lessor and lessee as their respective interests may appear and all insurance must be written with companies acceptable to Lessor and shall require ten (10) business days notice to Lessor by registered mail of any cancellation or change affecting any interest of Lessor. Lessee will provide Lessor with its certificate of insurance in lieu of naming Lessor as an additional secured.

19. Entry by Lessor. Lessor may enter and have access to the demised premises at any reasonable time, with 48 hours notice to Lessee (except that no notice need be given in the case of emergency) for the purpose of showing the property to potential buyers, investors, tenants, or other parties, or for the purpose of inspecting or the making of such repairs, replacements, and additions necessary or desirable either for the Lessee or for other tenants in the building, under the terms of this agreement.

20. Assignment and Subletting. Lessee shall not assign this lease agreement, sublet the premises, or allow other to use the premises or any portion thereof without the prior written consent of Lessor.

21. Default or Breach. Each of the following events shall constitute a default or breach of this lease by Lessee:

A. Lessee, or any successor assignee of Lessee while in possession, shall file a voluntary petition in bankruptcy or shall voluntarily take advantage of any act by answer or otherwise, or shall make an assignment for the benefit of creditors. Similarly, if involuntary proceedings under any bankruptcy law or insolvency act be instituted against Lessee or if a received or trustee shall be appointed for all or substantially all of the property of Lessee, and such proceedings shall not be dismissed if the receivership or trusteeship vacated within thirty (30) days after the institution of this agreement or appointment.

B. If five (5) business days have elapsed after Lessor has given Lessee written notice that the Lessee has failed to pay any rent or portion thereof when due under this lease.

C. If Lessee fails to conform or comply with any of the conditions of this lease and if a non-performance shall continue for a period of five (5) business days after written notice thereof by Lessor to Lessee, if performance cannot be reasonably completed within the five (5) business day period, Lessee shall have failed to make a good faith commencement of performance within the five (5) business day period and shall have failed to diligently proceed to completion of performance.

D. If Lessee shall vacate the demised premises.

E. If this lease shall be transferred to or shall be transferred to or shall pass to or default to any other person except in the manner herein permitted.

22. Effect of Default. In the vent of any default hereunder, as set forth in the immediately preceding paragraph, the rights of the Lessor shall be as follows:

A. Lessor shall have the right to cancel and terminate this lease as well as the right, title and interest in Lessee hereunder giving Lessee at least ten (10) business days notice of the cancellation and termination. Upon the expiration of the time affixed in the notice in accordance with this paragraph, this lease and the right, title and interest in Lessee hereunder, shall terminate in the same manner and with the same force and effect, except as to Lessee’s liability, as if the date fixed in the notice of cancellation and termination were the end of the term herein originally determined and Lessee had not exercised any right to renew said lease there under. As of the date fixed in said notice of termination and cancellation, Lessor shall have the right to re-enter the premises and take possession thereof.

B. Lessor may elect, but shall not be obligated, to make any payment required of Lessee and to comply with agreement, term or condition required hereby to be performed by Lessee, and Lessor shall have the right to re-enter the demised premises for the purpose of correcting or remedying any such default and to remain until the default has been corrected or remedied, but any expenditure or the correction by Lessor shall not be deemed waive payments due to the Lessor or release the default of Lessee or the right of Lessor to take any action as otherwise would be permissible hereunder in the case of any default.

C. After the time period mentioned in paragraph 22A has elapsed, Lessor may remove the property and personnel of Lessee, and restore the property at the cost of and for the account of Lessee. Such restoration of property by Lessor shall be to a like condition.

D. Lessee’s liability to Lessor shall survive Lessee’s eviction and Lessor shall be entitled to recover the rent reserved for the full lease term which shall come due and payable in full, offset only by rent actually received, after the time period in the notice of termination and cancellation has elapsed. Lessor’s remedies hereunder are in addition to any remedies allowed by law.

23. Subordination. This lease shall be subordinate to all mortgages or deeds of trust, which may now or hereinafter affect the real estate of which the premises form a part, and also to all renewals, modification, consolidations and replacements of said mortgages or deed of trust. Lessee shall on demand execute, acknowledge, and deliver to Lessor without expense to Lessor any and all instruments that may be necessary or proper to subordinate this lease and all rights therein to any such deeds of trust or renewals, modifications, extensions and of Lessee shall fail at any time to execute, acknowledge and deliver any such subordinations, Lessor in addition to any other remedies available in consequence thereof, may execute, acknowledge and deliver the same as Lessee’s attorney and in Lessee’s name.

24. Constructive Eviction. Lessee shall not be entitled to claim constructive eviction from the premises until Lessee shall first notify Lessor in writing of the condition or conditions giving rise thereto, and, if the complaints be justified and sufficient to make out a claim of construction eviction, unless Lessor shall have failed within a reasonable time after receipt of notice to remedy such conditions.

Lessor may show premises to prospective purchasers and mortgagees at any time, and, during the four months prior to termination of this lease, to prospective tenants, during business hours upon reasonable notice to Lessee, which said notice shall not be subject to the requirement of paragraph 27 herein.

All property of Lessee remaining on the premises at the expiration of the lease, or any renewal thereto, shall conclusively be deemed abandoned and may be removed by the Lessor, and Lessee hereby agrees to reimburse the Lessor the costs of such removal.

Lessor may have any such property stored at Lessee’s risk and expense.

25. Quiet Possession. Lessor covenants that so long as Lessee pays the rent and performs the covenants herein, Lessee shall peaceably and quietly have, hold and enjoy the premises for the term herein mentioned subject to the provisions of this lease.

26. Public Areas. Except as otherwise herein provided, Lessor will keep all entry ways, sidewalks, parking areas in a clean and presentable condition, and will as soon as is reasonably possible, remove all snow and ice from the parking lots and other public areas.

27. Notice. All notices to be given with respect to this lease shall be in writing. Each notice shall be sent by registered or certified mail, postage prepaid and return receipt requested, to the party to be notified at the address set forth herein, or at such address as the party may from time to time designate in writing. Any notice shall be deemed to have been given at the time it shall be deposited in the United States mails in the manner prescribed herein. Nothing contained herein shall be construed to preclude personal service of summons or other legal process. All notices to Lessor shall be mailed to the Lessor’s address at Canvasback Real Estate & Investments LLC, PO Box 2378, Charlottesville, VA 22902. All notices to Lessee shall be mailed to: Luna Innovations, PO Box 11704, Blacksburg, VA 24062.

28. Waiver. No waiver of any breach or default under this agreement shall be deemed to be a waiver of any subsequent breach or default of the same or similar nature.

29. Miscellaneous. This lease contains the entire agreement between the parties and cannot be changed or terminate except by written instrument subsequently executed by the parties hereto. This lease and the terms and conditions hereof apply to and are binding on the heirs, legal representatives, successors and assigns of both parties.

30. Other Provisions.

A. Signage. The Lessee shall be entitled to install identification signage at Lessee’s expense on the exterior of the building. Such signage shall conform to the requirements of the Charlottesville signage ordinance and approval of the Lessor.

B. Parking. The Lessee shall be entitled to the exclusive use of parking spaces across Dale Avenue from the demised space. All other parking will be on the street, as lawfully permitted by the City of Charlottesville.

C. Lessor Improvements. Lessor agrees to finish space, including the laboratory upfit described in Exhibit A, supplying all material s and labor as shown in Exhibit B. Lessee shall pay Lessor the non-refundable payment of Fifty-eight thousand seven hundred fifty dollars ($20,750.00) at signing of lease for their share of upfit costs.

D. Lessee may at their option, with 120 day notice, cancel the remainder of this lease commencing in the 37th month. Lessee agrees that there will be a cash penalty for any early termination of this lease paid in cash or certified check with notice of said termination. If termination is in the 37th month the penalty will be $44,838.00. The penalty will diminish at the rate of $1,869.00 per month until the end of the lease term.

31. Previous Lease Voided. Upon the occupancy of the demised premises by Lessee and Lessee’s vacation of premises at 701 Charlton Avenue, the lease dated October 28, 2001 shall be voided and both Lessee and Lessor released of all responsibility to act under the terms and conditions of that Lease.

32. Brokerage Disclosure. The Lessor in this transaction has been represented by Charles A. Kabbash of Summit Commercial Realty Inc. and the Lessee has represented themselves.

Witness the following seals and signatures:

LESSOR:

Canvasback Real Estate & Investments LLC

/s/ WILLIAM J. NITCHMANN	(SEAL)	3-21-03
William J. Nitchmann		Date

Mgr
Title

LESSEE:

Luna Innovations, Inc.

/s/ MICHAEL GUNTHER	(SEAL)	3-20-03
Michael Gunther		Date

VP Operations
Title

If a corporation Lessee shall attach a formal corporate resolution for this lease.

EXHIBIT A

Lessor and Lessee agree that Lessor shall furnish and install the following improvements as shown on Exhibit B.

1.	Cabinets

2.	Shower

3.	Eyewash

4.	Emergency Shower

5.	Air/Vac Valves

6.	Storage Cabinets

7.	Sink Labs

8.	Additional Electric

9.	Additional plumbing

10.	Additional HV/AC

11.	Additional Doors & Hardware

12.	Sign

13.	Roof Penetration and Repair

14.	Security System

15.	Additional Data Lines

16.	Vacuum Pump installed (supplied by Lessee)

17.	Kemresin Top 6’

18.	Refrigerator

19.	Two Baker Class 2 Hoods

20.	Additional Office Configuration

21.	Customized Lab Space

22.	Additional Walls

23.	Additional sheet rock, finishing and painting

24.	Floor covering and carpets

25.	Delivered in ready to occupy condition.